Exhibit 99.1

AudioEye, Inc. Completes $1.75 Million Equity Financing

Significant Adjustments to Company’s Cost Structure Implemented

TUCSON, Arizona — May 7, 2015 - AudioEye, Inc. (OTCQB: AEYE) (“AudioEye”) (the “Company”) today announced that it has completed a $1.75 million equity raise through the placement of Series A Convertible Preferred Stock with accredited investors.  While approximately 85% of the financing came from outside investors, participants in the financing included Carr Bettis, Executive Chairman of AudioEye, along with Independent Board Member Sandy Purcell, President Sean Bradley, and Strategic Consultant David Kovacs.

The Preferred Stock (plus accumulated dividends) may be converted into shares of Common Stock at a Conversion Price of $0.1754 per common share.  The Company may redeem shares of the $10.00 Preferred Stock at any time for an amount equal to $12.50 per share plus accumulated dividends.  The Preferred Stock will bear a dividend of 5% of the purchase price when, as and if declared by the Board of Directors.  Additional details of the financing will be provided in a Form 8-K filing with the Securities and Exchange Commission to be filed later today.

“The completion of this financing, along with the participation of certain directors and executives, illustrates confidence in the Company’s ability to execute on its business plan.” stated Carr Bettis, Executive Chairman of AudioEye, Inc.  “The financing provides additional runway for the Company to focus on sales to corporations, institutions and government agencies that understand the value of providing unparalleled web access to customers and constituents with disabilities, in addition to their need to comply with web accessibility laws.”

Entities are required to comply with accessibly requirements as set by the Americans with Disabilities Act and the 21st Century Communications and Video Accessibility Act. Government agencies and contractors are also mandated to comply with Section 508 of the Rehabilitation Act of 1973 (as amended).

The Company also announced that over the past several weeks it has made significant adjustments to the cost structure of the firm, including staff reductions, material reductions in salary and salary deferrals by President Sean Bradley and Chief Innovation Officer Nathaniel Bradley, and the elimination of the Chief Operating Officer position entirely.  AudioEye’s organizational chart has also been reconfigured, with all executives now reporting directly to the Executive Chairman.

About AudioEye, Inc.

Incorporated in 2005, AudioEye focuses on achieving web access equality and usability for all people through technological expertise and innovation.

The AudioEye Web A11y Management Platform™ provides publishers full control over the accessibility of their web assets and web environments, allowing the publisher to recognize, remediate, and report its real-time accessibility status.

AudioEye is the creator of the world’s most inclusive, cloud-based, cross-platform/cross-browser, audible reader solution for accessible web browsing. AudioEye’s flagship product improves the user-friendliness of the web for all users, regardless of their unique abilities.

Whether an individual seeking improved access and usability, or a publisher looking to ensure the highest level of accessibility compliance and reach across electronic information technologies, AudioEye is Your Web Accessibility Ally™.

AudioEye’s common stock trades on the OTCQB under the symbol “AEYE”. Please visit www.audioeye.com for more information.

The company maintains offices in Tucson, Atlanta and Washington, D.C.

Contact:

For further information, please contact:

David Kovacs
Strategic Consultant
AudioEye, Inc.
(866) 331-5324

or

RJ Falkner & Company, Inc.
Investor Relations Counsel
(830) 693-4400
info@rjfalkner.com